Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Guaranty Bancshares, Inc. of our reports dated March 30, 2017, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of First Guaranty Bancshares, Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana

March 31, 2017